POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below, being a director or officer of Pruco Life Insurance Company ("Pruco Life"), constitutes and appoints William Wilcox, William J. Evers, Jordan K. Thomsen, and Sean Bell, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of Pruco Life filed with the Securities and Exchange Commission for the Registrations listed on Schedule A.

IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of February, 2017.

/s/John Chieffo
John Chieffo
Vice President, Chief Financial Officer, Chief Accounting Officer and Director

/s/ Lori D. Fouche
Lori D. Fouché
President, Chief Executive Officer, and Director

/s/ Christine Knight
Christine Knight
Vice President and Director

/s/ Richard F. Lambert
Richard F. Lambert
Director

/s/ Kent D. Sluyter
Kent D. Sluyter
Senior Vice President and Director

/s/ Kenneth Y. Tanji
Kenneth Y. Tanji
Treasurer and Director

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of September, 2017.

/s/ Arthur W. Wallace
Arthur W. Wallace
Vice President, Actuary, and Director

Schedule A

The Pruco Life Variable Appreciable Account [Reg. No. 811-03971] and flexible premium variable life insurance contracts [Reg. No. 002-89558 and Reg. No. 333-07451], to the extent they represent participating interests in said Account;

The Pruco Life PRUvider Variable Appreciable Account [Reg. No. 811-07040] and variable life insurance contracts [Reg. No. 033-49994], to the extent they represent participating interests in said Account;

The Pruco Life Variable Universal Account [Reg. No. 811-05826] and flexible premium variable universal life insurance contracts [Reg. No. 333-94117, Reg. No. 333-49332, Reg. No. 033-29181, Reg. No. 033-38271, Reg. No. 333-85115, Reg. No. 333-100057, Reg. No. 333-109284, Reg. No. 333-112808, Reg. No. 333-158634, Reg. 333-205092 and Reg. 333-215544], to the extent they represent participating interests in said Account;

The Pruco Life Variable Insurance Account [Reg. No. 811-03603] and scheduled premium variable life insurance contracts [Reg. No. 002-80513], to the extent they represent participating interests in said Account;

The Pruco Life Variable Contract Real Property Account [Reg. No. 333-202193] and individual variable life insurance contracts, to the extent they represent participating interests in said Account.